Pricing Supplement No. 8 dated March 7, 2003 (to Prospectus dated November 18, 2002 and Prospectus Supplement dated November 18, 2002)	Filed under Rule 424(b)(3) File No. 333-90316

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$500,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐
Original Issue Date:	March 14, 2003	Closing Date: March 14, 2003		CUSIP Number:	78442F AP3
Maturity Date:	March 15, 2006	Option to Extend Maturity:	☒ No ☐ Yes	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:
Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.
	☐ Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.
Applicable to Floating Rate Notes Only:
Floating Rate Index:
	☐	CD Rate	Index Maturity: Three Months.
	☐	Commercial Paper Rate
	☐	CMT Rate	Spread: Plus 20 basis points (0.20%).
	☐	Federal Funds Rate
	☒	LIBOR Telerate	Initial Interest Rate: TBD.
	☐	LIBOR Reuters
	☐	Prime Rate	Interest Rate Reset Period: Quarterly.
	☐	91-Day Treasury Bill Rate
Reset Date(s):	Each March 15th, June 15th, September 15th and December 15th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning June 16, 2003.	Interest Payment	Each March 15th, June 15th, September 15th and December 15th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning June 16, 2003.

Banc One Capital Markets, Inc.	Barclays Capital
Deutsche Bank Securities	Lehman Brothers
Morgan Stanley	Salomon Smith Barney
Wachovia Securities

March 7, 2003

Interest Determination Date:	2 London and New York Business Days prior to the related Reset Date.	Interest Period:	From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Accrual Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Accrual Period).
Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360.
Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.
Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	Morgan Stanley & Co. Incorporated	$200,000,000
	Salomon Smith Barney Inc.	100,000,000
	Wachovia Securities, Inc.	50,000,000
	Lehman Brothers Inc.	50,000,000
	Deutsche Bank Securities Inc.	45,000,000
	Banc One Capital Markets, Inc.	30,000,000
	Barclays Capital Inc.	25,000,000
	Total	$500,000,000
Issue Price:	100%.
Agents' Commission:	0.06%.
Net Proceeds:	$499,700,000.
CUSIP Number:	78442F AP3
ISIN Number:	US78442F AP36

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any
subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality
of the United States of America.